Exhibit 2

BPAM GP, BPAM Holding Company, and Mr. Heathwood each make this filing pursuant to Rule 13d-1(b)(1)(ii)(G) in their capacity as a parent holding company or control person of BPAM. BPAM is a registered investment adviser that makes this filing pursuant to Rule 13d-1(b)(1)(ii)(E).